Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE RETIREMENT AGREEMENT (this “Agreement”) is entered into on May 27, 2021, and effective as of July 1, 2021 (the “Amendment Effective Date”) by and between The GEO Group, Inc. (“Company”) and George C. Zoley (“Executive”), or collectively, “the Parties,” and supersedes and replaces any prior written retirement agreement between the Parties.

WHEREAS, the Executive and the Company previously entered into an Amended Executive Retirement Agreement dated August 22, 2012, which was amended and restated on February 26, 2020 (the “Prior Retirement Agreement”); and

WHEREAS, the Executive and the Company wish to amend the Prior Retirement Agreement and replace the Prior Retirement Agreement with this Agreement in order to facilitate the continued employment of the Executive under restructured terms and conditions that will benefit the Parties by more closely aligning the terms of the Agreement with the current prevailing compensation practices; and

WHEREAS, the basic terms and conditions of this Agreement were reviewed and approved by the Compensation Committee and the Board of Directors of the Company at a meeting held on the 27th day of May 2021;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. SERVICES. The Company currently employs the Executive as Chairman & Chief Executive Officer. The Executive and the Company have entered into the Executive Chairman Employment Agreement effective July 1, 2021 (the “Executive Chairman Agreement”) relating to the Executive’s employment with the Company.

2. RETIREMENT RIGHTS FULLY VESTED. The Executive’s rights hereunder are fully vested.

3. GRANDFATHERED RETIREMENT PAYMENT. Upon the date the Executive ceases to provide services to the Company, the Company will pay to the Executive in one lump sum payment an amount equal to $3,600,000 (the “Grandfathered Payment”) which shall be paid in the form of cash. The Grandfathered Payment is subject to the Six-Month Delay (as defined in Section 14 of this Agreement) and is subject to Section 7 of this Agreement.

4. INVESTMENT PAYMENT. Beginning on the Amendment Effective Date, the Grandfathered Payment shall be credited with interest at rate of five percent (5%) compounded quarterly (the “Grandfathered Earnings”). The Company shall keep track of the Credited Earnings by creating a bookkeeping account (the “Grandfathered Earnings Account”) that will be adjusted as described in this Section 6. Upon the date the Executive receives the Grandfathered Payment, the Company shall also pay the Executive in one lump sum payment an amount equal to the value of the Grandfathered Earnings Account in the form of cash. Such payment is subject to the Six-Month Delay and is subject to Section 7 of this Agreement.

5. EXECUTIVE CHAIRMAN CONTRIBUTIONS. The Company shall credit an amount equal to $1,000,000 at the end of each calendar year that the Executive provide services to the Company pursuant to the terms of the Executive Chairman Agreement to an account (the “Executive Chairman Contributions Account”) by creating a bookkeeping account, as well as make a contribution to the Grandfathered Trust (or any Additional Trust) no later than the last day of such calendar year. The Executive Chairman Contributions Account will be credited with interest at rate of five percent (5%) compounded quarterly. Upon the date the Executive ceases to provide services to the Company, the Company will pay to the Executive in one lump sum cash payment an amount equal to the balance of the Executive Chairman Contributions Account. Such payment is subject to the Six-Month Delay and is subject to Section 7 of this Agreement.

6. BENEFICIARY. If the Executive should die before he actually retires from the Company, the Company shall immediately pay to the Executive’s Beneficiary(ies) or Estate the amount the Company would have paid to the Executive had he retired immediately prior to his death. The Beneficiary(ies) of any payments to be made after the Executive’s death shall be as designated by the Executive and shown on Exhibit A attached hereto or such other person or persons as the Executive shall designate in writing to the Company. If the Executive has made no effective designation of Beneficiaries, any such payments shall be made to the Executive’s Estate. All payments to the Beneficiary(ies) shall be paid in the Company’s common stock.

7. RESTRICTION AND NON-COMPETITION. The Executive shall not for a period of two years following termination of the Executive’s employment with the Company, either directly or indirectly, accept employment with, render service, assistance or advice to, own, manage, operate, control or participate in the ownership, or allow his name to be used by any competitor of the Company unless approved by the Board of Directors of the Company. Determination by the Board of Directors of the Company that the Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Company shall have, neither the Executive nor Beneficiary shall be entitled to any payments hereunder.

8. INSURANCE. If the Company shall elect to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of the Executive or Beneficiary or any other person, it being expressly agreed that neither the Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

9. RABBI TRUST. The Company shall promptly establish one or more trusts for the purpose of paying the benefits hereunder. The Company shall contribute an amount in cash equal to the Grandfathered Payment to trust within ninety (90) days following the Effective Date (the

“Grandfathered Trust”). To the extent necessary for tax or financial accounting purposes, the Company may establish additional trusts (“Additional Trusts”). The Grandfathered Trust and any Additional Trusts shall be a revocable “rabbi trust” pursuant to Rev. Proc. 92-64, 1992-2 C.B. 422 and the assets of the Grandfathered Trust and any Additional Trusts shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Amounts paid to Executive from the Grandfathered Trust and any Additional Trusts shall discharge the obligations of the Company hereunder to the Executive to the extent of the payments so made.

10. UNFUNDED PLAN. This Agreement is intended to be an “unfunded” plan maintained primarily to provide deferred compensation for a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall be so construed. The Company’s obligation under this Agreement shall be that of an unfunded and unsecured promise of the Company to pay property in the future. The Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Agreement shall be construed to give the Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future, but the Executive shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

11. AMENDMENT. This Agreement may be amended at any time or from time to time by written agreement of the parties.

12. ASSIGNMENT. Neither the Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

13. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successors.

14. SECTION 409A OF THE CODE. It is the intention of the Parties that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder, to the extent that the requirements of Section 409A of the Code are applicable thereto, and this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A of the Code does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on the Executive and on the Company).

Any reference to the term ceases to provide services, retire, retirement, termination of employment (or any other similar term) under this Agreement shall apply to any “separation from service” within the meaning of Section 409A of the Code and any payment or benefit required to be paid hereunder shall be made only in connection with the Executive’s “separation from service” within the meaning of Section 409A of the Code.

Notwithstanding any other provision of this Agreement, in the event the Executive is treated as a “specified employee” under Section 409A of the Code and any payment under this Agreement is treated as a nonqualified deferred compensation payment under Section 409A of the Code, then to the extent required by Section 409A, the payment of such amounts shall be delayed for six months and a day following the effective date of the Executive’s termination of employment, at which time a lump sum payment shall be made to the Executive consisting of the sum of the delayed payments (“Six-Month Delay”). This provision shall not apply in the event of a specified employee’s termination of employment on account of death and, in the event of a specified employee’s death during the Six-Month Delay, such nonqualified deferred compensation may be paid at any time on or after such specified employee’s death.

Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit hereunder that is subject to Section 409A of the Code, except in compliance with Section 409A of the Code and this Agreement, and no amount that is subject to Section 409A of the Code shall be paid prior to the earliest date on which it may be paid without violating Section 409A of the Code.

15. WITHHOLDING. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. The Compensation Committee of the Board of Directors of the Company has approved pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, entering into this Agreement and all transactions contemplated herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

The GEO Group, Inc.

/s/ Richard H. Glanton
Richard H. Glanton
Chairman of the Compensation Committee

EXECUTIVE

/s/ George C. Zoley
George C. Zoley
Chairman & Chief Executive Officer

Exhibit A

Beneficiaries

Donna Zoley